EXHIBIT 99.1

For Immediate Release

February 22, 2022

Company Contact: Michael Caruso SVP, Corporate Finance & Investor Relations michael.caruso@broadstone.com 585.402.7842

Broadstone Net Lease Announces Fourth Quarter and Full Year 2021 Results

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL,” the “Company,” “we,” “our,” or “us”), today announced its operating results for the quarter and year ended December 31, 2021.

Chris Czarnecki, BNL’s Chief Executive Officer, said, “We are extremely pleased to announce our 2021 results, having successfully executed on all of our key initiatives for the year and further positioned ourselves as a leading net lease REIT. During 2021, we invested $654.7 million in accretive acquisitions and currently have either closed or have under our control over $242.7 million in Q1 2022. We maintained best-in-class portfolio performance thanks to our thoughtfully constructed portfolio of diverse properties and credit worthy tenants, driving durable cash flows and strong earnings for 2021. Our AFFO of $1.31 per share represents a 9.2% increase over our Q4 2020 annualized results. Further, we also executed several capital market transactions, including a successful debut follow-on equity offering in Q2, followed by the establishment of our ATM Program, as well as, a public bond offering in Q3. S&P and Moody’s acknowledged our prudent balance sheet management and rewarded us with initial credit ratings and upgrades, respectively, further strengthening our cost of capital. We feel very confident that our robust pipeline of acquisition opportunities and access to a diverse set of capital sources will propel our momentum into 2022. With these factors in mind, I am happy to announce our 2022 AFFO guidance of between $1.38 and $1.42 per diluted share, which at the midpoint represents a 6.9% growth rate when compared to our 2021 results.

FOURTH QUARTER 2021 HIGHLIGHTS

INVESTMENT ACTIVITY
•
Invested $147.5 million in 36 properties at a weighted average initial cash capitalization rate of 6.0%. We have an additional $32.9 million of acquisitions that have closed and $209.8 million that are under control subsequent to quarter end. The acquisitions included properties in the industrial, retail, restaurant, and healthcare asset classes.
•
Sold six properties, at a weighted average capitalization rate of 7.5%, for net proceeds of $15.2 million, recognizing a gain of $3.7 million over net book value.

OPERATING RESULTS
•
Collected 100% of base rents due for the fourth quarter, with occupancy remaining consistent quarter-over-quarter at 99.8%.
•
Incurred $8.5 million of general and administrative expenses, inclusive of $1.0 million of stock-based compensation.
•
Generated net income of $32.2 million, or $0.19 per share.
•
Generated adjusted funds from operations (“AFFO”) of $58.7 million, or $0.34 per share.

CAPITAL MARKETS ACTIVITY
•
Established $400 million at-the-market common equity offering program (“ATM Program”) and sold 1,071,500 shares of common stock under this program for net proceeds of $27.3 million.
•
Ended the quarter with total outstanding debt and Net Debt of $1.7 billion and a Net Debt to Annualized Adjusted EBITDAre ratio of 5.13x.
•
Subsequent to year-end, on January 28, 2022, BNL amended and restated its Revolving Credit Facility, upsizing the capacity to $1 billion, extending its maturity date to March 2026, and reducing the applicable margin to 0.85% based on our BBB/Baa2 ratings.
•
Declared a quarterly dividend on February 17, 2022, of $0.265 per share to shareholders of record as of March 31, 2022.

FULL YEAR 2021 HIGHLIGHTS

INVESTMENT ACTIVITY
•
Closed 35 real estate acquisitions totaling approximately $654.7 million, excluding capitalized acquisition costs, adding 116 new properties with a weighted average initial cash capitalization rate of 6.3%. The properties acquired had an ABR weighted average remaining lease term of 15.9 years at the time of acquisition and ABR weighted average rent increases of 1.5%.
•
Sold 31 properties, at a weighted average cash capitalization rate of 6.7%, for net proceeds of $83.8 million, recognizing a gain of $13.5 million over net book value.

OPERATING RESULTS
•
Collected 100% of base rents due during the year, with occupancy increasing 60 basis points to 99.8%.
•
Incurred $36.4 million of general and administrative expenses, inclusive of $4.7 million of stock-based compensation.
•
Generated net income of $109.5 million or $0.67 per diluted share for the year ended December 31, 2021.
•
Generated AFFO of $216.0 million or $1.31 per diluted share for the year ended December 31, 2021.

CAPITAL MARKETS ACTIVITY
•
Received initial credit rating of ‘BBB’ with stable outlook from S&P Global Ratings (“S&P”) in January 2021 and upgraded credit rating of 'Baa2' with stable outlook from Moody's Investor Service (“Moody’s”) in September 2021.
•
Completed our first public follow-on equity offering, issuing 11,500,000 common shares for net proceeds of $253.5 million.
•
Closed $375 million inaugural 10-year public bond offering at a fixed rate of 2.600%.

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended			For the Year Ended
(in thousands, except per share data)	December 31, 2021	September 30, 2021		December 31, 2021	December 31, 2020
Revenues	$92,642	$122,777	[1]	$382,876	$321,637

Net income, including non-controlling interests	$32,226	$30,522	[1]	$109,528	$56,276
Net earnings per share	$0.19	$0.18		$0.67	$0.44

FFO	$62,152	$91,947	[1]	$256,212	$192,981
FFO per share	$0.36	$0.54		$1.56	$1.50

AFFO	$58,692	$55,836		$215,962	$181,095
AFFO per share	$0.34	$0.33		$1.31	$1.41

Diluted Weighted Average Shares Outstanding	172,094	169,587		163,970	128,799

1 Lease termination transaction in Q3 2021 contributed $33.8 million of revenue, $4.1 million of depreciation and amortization, and $25.7 million of impairment, resulting in a $4.0 million increase to net income and a $33.8 million increase to FFO. There was no impact to AFFO.

FFO and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

REAL ESTATE PORTFOLIO UPDATE

As of December 31, 2021, we owned a diversified portfolio of 726 individual net leased commercial properties with 725 properties located in 42 U.S. states and one property located in British Columbia, Canada, comprising approximately 32.2 million rentable square feet of operational space. As of December 31, 2021, all but two of our properties were subject to a lease, and our properties were occupied by 204 different commercial tenants, with no single tenant accounting for more than 2.1% of ABR. Properties under leases represent 99.8% of our portfolio’s rentable square footage. The ABR weighted average annual minimum rent increase, pursuant to leases on properties in the portfolio as of December 31, 2021, was 2.0%.

During the fourth quarter, we invested $147.5 million, excluding capitalized acquisition costs, in 36 properties at a weighted average initial cash cap rate of 6.0%. The acquisitions included properties in industrial (40%, based on ABR), retail (27%), restaurant (21%), healthcare (11%), and office (1%) asset classes. The office property was included in a portfolio acquisition of five casual dining restaurants and is under the same master lease. The fourth quarter acquisitions were located across eight states with a weighted average initial lease term and minimum annual rent increases of 14.2 years and 1.5%, respectively. During the year ended December 31, 2021, we invested $654.7 million, excluding capitalized acquisition costs, in 116 properties at a weighted average initial cash cap rate of 6.3%. The acquisitions included properties in industrial (47%), retail (26%), healthcare (23%), and restaurant (4%) asset classes located across 28 states with a weighted average initial lease term and minimum annual rent increases of 15.9 years and 1.5%, respectively.

BNL continues to build and evaluate a robust pipeline of potential investment opportunities predominantly focused on industrial, healthcare, restaurants, and retail property sectors. Subsequent to quarter end, we invested an additional $32.9 million, excluding capitalized acquisition costs, in seven properties in the industrial and retail asset classes. BNL currently has $209.8 million of properties under control, which we define as under contract or executed letter of intent.

During the fourth quarter, we sold six properties for net proceeds of $15.2 million, recognizing a gain over carrying value of $3.7 million. The weighted average capitalization rate realized on the tenanted properties was 7.5%. During the year ended December 31, 2021, we sold 31 properties for net proceeds of $83.8 million, recognizing a gain over carrying value of $13.5 million. The weighted average capitalization rate realized on the tenanted properties was 6.7%.

BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES

On January 21, 2021, S&P assigned the Company an initial credit rating of 'BBB' with a stable outlook, thereby reducing the margin on our existing bank loans by 25 basis points beginning in February 2021, reducing the applicable margin on borrowings under our Revolving Credit Facility by 20 basis points, and expanding our access to a diverse set of advantageous funding sources. Moody’s upgraded our credit rating to 'Baa2' with a stable outlook in September 2021, which aligned with our existing S&P credit rating.

On June 28, 2021, we successfully closed our first public follow-on equity offering, issuing 11.5 million common shares at a price to the public of $23.00 per share, including shares issued pursuant to the underwriters' full exercise of their over-allotment option, less underwriting discounts and commissions, for net proceeds of $253.5 million. We used the majority of the proceeds to immediately pay down all outstanding borrowings under our $900 million revolving credit facility, and used the remaining proceeds to fund accretive acquisition opportunities along with other general corporate and working capital purposes.

On August 23, 2021, BNL established a $400 million ATM Program, including the ability to execute forward sales, which will enable BNL to set the price of shares upon pricing the offering while delaying the issuance of shares and the receipt of the net proceeds by BNL. During the fourth quarter and for the year ended December 31, 2021, BNL sold 1,071,500 shares of common stock, at a weighted average sale price of $26.26 per share, for net proceeds of $27.3 million. There was approximately $371.9 million of capacity remaining on the ATM Program as of December 31, 2021.

On September 15, 2021, BNL completed its inaugural public bond offering of $375 million aggregate principal amount of 2.600% senior unsecured notes due 2031 (the “2031 Senior Unsecured Public Notes”). The public offering price for the 2031 Senior Unsecured Public Notes was 99.816% of the principal amount for an effective yield to maturity of 2.621%. The 2031 Senior Unsecured Public Notes are senior unsecured obligations of Broadstone Net Lease, LLC (the “OP”), guaranteed by BNL.

As of December 31, 2021, our Net Debt was approximately $1.7 billion, providing a Net Debt to Annualized Adjusted EBITDAre ratio of 5.13x. We intend to maintain a leverage target of less than 6.0x on a Net Debt to Annualized Adjusted EBITDAre basis.

Subsequent to year-end, on January 28, 2022, BNL amended and restated its Revolving Credit Facility, upsizing the capacity to $1 billion, extending its maturity date to March 2026, and reducing the applicable margin to 0.85%.

DISTRIBUTIONS

At its February 17, 2022, meeting, our board of directors declared a $0.265 distribution per common share and OP Unit to stockholders and OP Unitholders of record as of March 31, 2022, payable on or before April 15, 2022.

2022 GUIDANCE

For 2022, BNL expects to report AFFO of between $1.38 and $1.42 per diluted share, based on the following key assumptions:

(i)
investments in real estate properties between $700 million and $800 million;
(ii)
dispositions of real estate properties between $75 million and $100 million; and
(iii)
total cash general and administrative expenses between $31 million and $33 million.

AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions, and capital markets activities during the year.

The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company's ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company's GAAP results for the guidance periods.

CONFERENCE CALL AND WEBCAST

The company will host its fourth quarter earnings conference call and audio webcast on Wednesday, February 23, 2022, at 1:00 p.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/695486672. If you prefer to listen via phone, U.S. participants may dial: 1-844-200-6205 (toll free) or 1-646-904-5544 (local), access code 202772. International callers may dial 1-929-526-1599, access code 202772.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via phone, U.S. participants may dial: 1-866-813-9403 (toll free) or 1-929-458-6194 (local), access code 167473. International callers may dial +44-204-525-0658, access code 167473. The replay will be available via dial-in until Wednesday, March 9, 2022. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is a real estate investment trust that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. The Company utilizes an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of December 31, 2021, BNL’s diversified portfolio consisted of 726 individual net leased commercial properties with 725 properties located in 42 U.S. states and one property located in Canada across the industrial, healthcare, restaurant, retail, and office property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “would be,” “believe,” “continue,” or other similar words. Forward-looking statements, including our 2022 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to the COVID-19 pandemic and its related impacts on us and our tenants, general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property acquisitions, and the timing and uncertainty of completing these acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which BNL expects to file with the SEC on February 23, 2022, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, Adjusted Funds from Operations, or AFFO, Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31, 2021	December 31, 2020
Assets
Accounted for using the operating method:
Land	$655,374	$555,748
Land improvements	295,329	279,360
Buildings and improvements	3,242,618	2,857,510
Equipment	11,870	11,870
Total accounted for using the operating method	4,205,191	3,704,488
Less accumulated depreciation	(430,141)	(349,977)
Accounted for using the operating method, net	3,775,050	3,354,511
Accounted for using the direct financing method	28,782	29,066
Accounted for using the sales-type method	571	567
Investment in rental property, net	3,804,403	3,384,144
Cash and cash equivalents	21,669	100,486
Accrued rental income	116,874	102,117
Tenant and other receivables, net	1,310	1,604
Prepaid expenses and other assets	17,275	22,277
Goodwill	339,769	339,769
Intangible lease assets, net	303,642	290,913
Debt issuance costs – unsecured revolving credit facility, net	4,065	6,435
Leasing fees, net	9,641	10,738
Total assets	$4,618,648	$4,258,483

Liabilities and equity
Unsecured revolving credit facility	$102,000	$—
Mortgages, net	96,846	107,382
Unsecured term loans, net	646,671	961,330
Senior unsecured notes, net	843,801	472,466
Interest rate swap, liabilities	27,171	72,103
Earnout liability	—	7,509
Accounts payable and other liabilities	38,038	35,684
Dividends payable	45,914	39,252
Accrued interest payable	6,473	4,023
Intangible lease liabilities, net	70,596	79,653
Total liabilities	1,877,510	1,779,402

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 162,383 shares issued and outstanding at December 31, 2021; 440,000 shares authorized, 108,609 shares issued and outstanding at December 31, 2020	41	27
Class A common stock, $0.00025 par value; no shares authorized, issued or outstanding at December 31, 2021; 60,000 shares authorized, 37,000 shares issued and outstanding at December 31, 2020	—	9
Additional paid-in capital	2,924,168	2,624,997
Cumulative distributions in excess of retained earnings	(318,476)	(259,673)
Accumulated other comprehensive loss	(28,441)	(66,255)
Total Broadstone Net Lease, Inc. stockholders’ equity	2,577,292	2,299,105
Non-controlling interests	163,846	179,976
Total equity	2,741,138	2,479,081
Total liabilities and equity	$4,618,648	$4,258,483

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	(Unaudited) For the Three Months Ended		For the Year Ended
	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020
Revenues
Lease revenues, net	$92,642	$122,777	$382,876	$321,637

Operating expenses
Depreciation and amortization	33,476	36,682	132,096	132,685
Property and operating expense	4,440	4,842	18,459	17,478
General and administrative	8,526	8,552	36,366	27,988
Provision for impairment of investment in rental properties	207	25,989	28,208	19,077
Asset management fees	—	—	—	2,461
Property management fees	—	—	—	1,275
Total operating expenses	46,649	76,065	215,129	200,964

Other income (expenses)
Interest income	6	—	17	24
Interest expense	(16,997)	(15,611)	(64,146)	(76,138)
Cost of debt extinguishment	—	(242)	(368)	(417)
Gain on sale of real estate	3,732	1,220	13,523	14,985
Income taxes	(457)	(473)	(1,644)	(939)
Internalization expenses	—	—	—	(3,705)
Change in fair value of earnout liability	—	(1,059)	(5,539)	1,800
Other expenses	(51)	(25)	(62)	(7)
Net income	32,226	30,522	109,528	56,276
Net income attributable to non-controlling interests	(1,935)	(1,824)	(7,102)	(5,095)
Net income attributable to Broadstone Net Lease, Inc.	$30,291	$28,698	$102,426	$51,181

Weighted average number of common shares outstanding
Basic	161,545	159,226	153,057	117,150
Diluted	172,094	169,587	163,970	128,799
Net earnings per common share
Basic and diluted	$0.19	$0.18	$0.67	$0.44

Comprehensive income
Net income	$32,226	$30,522	$109,528	$56,276
Other comprehensive income
Change in fair value of interest rate swaps	9,025	4,559	39,353	(50,544)
Realized loss (gain) on interest rate swaps	696	85	698	(166)
Comprehensive income	41,947	35,166	149,579	5,566
Comprehensive income attributable to non-controlling interests	(2,518)	(2,101)	(9,831)	(554)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$39,429	$33,065	$139,748	$5,012

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three months ended December 31, 2021 and September 30, 2021 and for the years ended December 31, 2021 and 2020. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended		For the Year Ended
(in thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020
Net income	$32,226	$30,522	$109,528	$56,276
Real property depreciation and amortization	33,451	36,656	131,999	132,613
Gain on sale of real estate	(3,732)	(1,220)	(13,523)	(14,985)
Provision for impairment on investment in rental properties	207	25,989	28,208	19,077
FFO	$62,152	$91,947	$256,212	$192,981
Straight-line rent adjustment	(5,321)	(4,930)	(20,304)	(24,066)
Write-off of accrued rental income	—	1,496	1,938	4,235
Lease termination fee	—	(35,000)	(35,000)	—
Adjustment to provision for credit losses	(37)	—	(38)	(148)
Cost of debt extinguishment	—	242	368	417
Amortization of debt issuance costs	1,022	962	3,854	3,445
Amortization of net mortgage premiums	(26)	(34)	(132)	(142)
Loss (gain) on interest rate swaps and other non-cash interest expense	696	85	698	(166)
Amortization of lease intangibles	(899)	(940)	(3,208)	(1,118)
Stock-based compensation	1,025	924	4,669	1,989
Severance	29	—	1,304	94
Change in fair value of earnout liability	—	1,059	5,539	(1,800)
Internalization expenses	—	—	—	3,705
Capital improvements/reserves	—	—	—	1,662
Other expenses	51	25	62	7
AFFO	$58,692	$55,836	$215,962	$181,095
Diluted WASO(1)	172,094	169,587	163,970	128,799
Net earnings per share(2)	$0.19	$0.18	$0.67	$0.44
FFO per share(2)	0.36	0.54	1.56	1.50
AFFO per share(2)	0.34	0.33	1.31	1.41

1 Excludes 373,678 and 378,244 weighted average shares of unvested restricted common stock for the three months ended December 31, 2021 and September 30, 2021, respectively, and excludes 368,277 and 139,320 weighted average shares of unvested restricted common stock for the years ended December 31, 2021 and 2020, respectively.

2 Excludes $0.1 million from the numerator for the three months ended December 31, 2021 and September 30, 2021, and $0.4 million and $0.1 million from the years ended December 31, 2021 and 2020, related to dividends paid or declared on shares of unvested restricted common stock.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO and AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash and non-recurring revenues and expenses, including straight-line rents, write-off of accrued rental income, the change in fair value of our earnout liability, cost of debt extinguishments, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, realized gains or losses on foreign currency transactions, internalization expenses, stock-based compensation, severance, extraordinary items, and other specified non-cash items. We believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. In situations where we granted short-term rent deferrals as a result of the COVID-19 pandemic, and such deferrals were probable of collection and expected to be repaid within a short term, we continued to recognize the same amount of GAAP lease revenues each period. Consistent with GAAP lease revenues, the short-term deferrals associated with COVID-19 did not impact our AFFO.

We further exclude the change in fair value of our earnout liability, costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, the amortization of debt issuance costs, net mortgage premiums, and lease intangibles, realized gains and losses on foreign currency transactions, internalization expenses, stock-based compensation and severance, as these items are not indicative of ongoing operational results. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and, in response to such standardization, we may have to adjust our calculation and characterization of AFFO accordingly.

The following is a reconciliation of net income to Annualized Adjusted EBITDAre, debt to Net Debt and Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended December 31, 2021 and September 30, 2021:

	For the Three Months Ended
(in thousands)	December 31, 2021	September 30, 2021
Net income	$32,226	$30,522
Depreciation and amortization	33,476	36,682
Interest expense	16,997	15,611
Income taxes	457	473
EBITDA	$83,156	$83,288
Provision for impairment of investment in rental properties	207	25,989
Gain on sale of real estate	(3,732)	(1,220)
EBITDAre	$79,631	$108,057
Adjustment for current quarter acquisition activity (1)	2,002	3,534
Adjustment for current quarter disposition activity (2)	(180)	(1,387)
Adjustment to exclude change in fair value of earnout liability	—	1,059
Adjustment to exclude write-off of accrued rental income	—	1,496
Adjustment to exclude cost of debt extinguishments	—	242
Adjustment to exclude lease termination fee	—	(35,000)
Adjusted EBITDAre	$81,453	$78,001
Annualized EBITDAre	$318,526	$432,221
Annualized Adjusted EBITDAre	$325,812	$311,998

1 Reflects an adjustment to give effect to all acquisitions during the quarter as if they had been acquired as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

(in thousands)	December 31, 2021	September 30, 2021
Debt
Unsecured revolving credit facility	$102,000	$—
Unsecured term loans, net	646,671	646,458
Senior unsecured notes, net	843,801	843,665
Mortgages, net	96,846	97,530
Debt issuance costs	9,842	10,215
Gross Debt	1,699,160	1,597,868
Cash and cash equivalents	(21,669)	(16,182)
Restricted cash	(6,100)	(3,895)
Net Debt	$1,671,391	$1,577,791
Net Debt to Annualized EBITDAre	5.25x	3.65x
Net Debt to Annualized Adjusted EBITDAre	5.13x	5.06x

We define Net Debt as gross debt (total reported debt plus debt issuance costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (loss) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted acquisition strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new acquisitions using our unsecured Revolving Credit Facility, our leverage profile and Net Debt will be immediately impacted by current quarter acquisitions. However, the full benefit of EBITDAre from newly acquired properties will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our acquisitions and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all acquisitions and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments or the change in fair value of our earnout liability, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items, that are not a result of normal operations. We then annualize quarterly Adjusted EBITDAre by multiplying it by four (“Annualized Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.